Exhibit (b)(1)

Execution Version

CREDIT SUISSE AG CREDIT SUISSE LOAN FUNDING LLC Eleven Madison Avenue New York, NY 10010	GOLDMAN SACHS BANK USA 200 West Street New York, NY 10282	BANK OF MONTREAL BMO CAPITAL MARKETS CORP. 151 West 42nd Street New York, NY 10036
BARCLAYS 745 Seventh Avenue New York, New York 10019	DEUTSCHE BANK AG NEW YORK BRANCH DEUTSCHE BANK SECURITIES INC. 1 Columbus Circle New York, NY 10019	ROYAL BANK OF CANADA RBC CAPITAL MARKETS, LLC 200 Vesey Street New York, NY 10281
THE TORONTO-DOMINION BANK, NEW YORK BRANCH TD SECURITIES (USA) LLC 1 Vanderbilt Avenue New York, NY 10017	WELLS FARGO BANK, NATIONAL ASSOCIATION WELLS FARGO SECURITIES, LLC 550 S Tryon Street Charlotte, NC 28202	BANK OF AMERICA, N.A. BOFA SECURITIES, INC. One Bryant Park New York, NY 10036
BROAD STREET CREDIT HOLDINGS LLC 200 West Street New York, NY 10282	WSMP VIII INVESTMENTS HOLDINGS D, L.P. 200 West Street New York, NY 10282	WSMP VIII INVESTMENTS J, LP 200 West Street New York, NY 10282
WSMP VIII INVESTMENTS L, SLP 200 West Street New York, NY 10282	WSMP VIII INVESTMENTS Q, LLC 200 West Street New York, NY 10282

CONFIDENTIAL

April 12, 2022

Central Parent LLC

c/o Brookfield Capital Partners

250 Vesey Street

New York, New York 10281

Attention: Ms. Lindsay Ingram

PROJECT CENTRAL
Amended & Restated Commitment Letter

Ladies and Gentlemen:

This amended and restated commitment letter amends, restates and supersedes in its entirety that certain commitment letter (the “Original Commitment Letter”) dated as of April 7, 2022, among you, Credit Suisse AG (acting through such of its affiliates or branches as it deems appropriate, “CSAG”), Credit Suisse Loan Funding LLC (“CSLF” and together with CSAG, “CS”), Goldman Sachs Bank USA (acting alone or through or with affiliates selected by it, “GS”), Bank of Montreal (“BOM”), BMO Capital Markets Corp. (“BMOCM”), Barclays Bank PLC (“Barclays”), Deutsche Bank AG New York Branch (“DBNY”), Deutsche Bank Securities Inc. (“DBSI”), Royal Bank of Canada (“Royal Bank”), RBC Capital Markets, LLC1 (“RBCCM”), The Toronto-Dominion Bank, New York Branch (“TDNY”), TD Securities (USA) LLC (“TDS” and together with TDNY, “TD”), Wells Fargo Bank, National Association (“WFB”), Wells Fargo Securities, LLC (“WFS”), Bank of America, N.A. (“Bank of America”), BofA Securities, Inc. (or any of its designated affiliates, “BofA Securities”) (together, the “Original Commitment Parties”). From and after the Acceptance Date, the Original Commitment Letter shall be of no further force or effect (other than the provisions of the Original Commitment Letter that expressly survive the termination of the Original Commitment Letter). You have advised the Original Commitment Parties that you have elected to arrange for a junior lien Replacement Commitment Facility (as defined in the Original Commitment Letter) in the form of the Second Lien Term Facility described herein and in connection therewith, as of the date hereof, and concurrent with the effectiveness of this Commitment Letter, (i) the commitments of the Original Commitment Parties in respect of the Bridge Facility are hereby terminated in full without any further action by any party, (ii) we and you shall have no further obligations hereunder or under the Fee and Closing Payment Letters (as defined below) with respect to the Bridge Facility (other than as specified in the First Lien Fee Letter) and (iii) the Original Commitment Parties hereby consent to the provision of the Second Lien Term Facility on the terms set forth herein and agree that such Second Lien Term Facility is a “Replacement Commitment Facility”.

1 RBC Capital Markets is a brand name for the capital markets business of Royal Bank of Canada and its affiliates.

You have advised the Original Commitment Parties, Broad Street Credit Holdings LLC (“Broad Street”), WSMP VIII Investments Holdings D, L.P. (“WSMP Holdings”), WSMP VIII Investments J, LP (“WSMP LP”), WSMP VIII Investments L, SLP (“WSMP SLP”) and WSMP VIII Investments Q, LLC (“WSMP LLC” and, together with Broad Street, WSMP Holdings, WSMP LP and WSMP SLP, collectively, the “Initial GS Principal Investors” and together with any Other GS Principal Investors (as defined below) to which any commitments in respect of the Second Lien Term Facility are reallocated, sold, assigned or otherwise transferred pursuant to, and in accordance with, this Commitment Letter, the “GS Principal Investors”) (together with the Original Commitment Parties, the “Commitment Parties”, “us” or “we”) that you intend to directly or indirectly acquire the Target and consummate the other transactions described in the Transaction Summary attached hereto (the “Transaction Summary”). Capitalized terms used but not defined herein have the meanings assigned to them in the Exhibits and Annexes (including the Definitions Annex) attached hereto (such Exhibits and Annexes, together with this letter, collectively, the “Commitment Letter”).

1.	Commitments

In connection with the Transactions, each of CSAG, GS, BOM, Barclays, DBNY, Royal Bank, TDNY, WFB, Bank of America, WSMP LP, WSMP LLC, WSMP SLP, WSMP Holdings and Broad Street is pleased to advise you of its commitment to provide the percentage of the principal amount of (i) the First Lien Facilities set forth opposite its name on the Commitments Schedule attached hereto, on the terms set forth in this Commitment Letter and the First Lien Facilities Term Sheet attached hereto (the “First Lien Facilities Term Sheet”) (each in such capacity, an “Initial First Lien Lender”) and (ii) the Second Lien Term Facility set forth opposite its name on the Commitments Schedule attached hereto, on the terms set forth in this Commitment Letter and the Second Lien Term Facility Term Sheet attached hereto (the “Second Lien Term Sheet”) (each in such capacity, an “Initial Second Lien Lender”) (each such Commitment Party in the foregoing capacities, an “Initial Lender”; and each such term sheet, a “Term Sheet”), in each case subject solely to the applicable conditions set forth in the Conditions Exhibit attached hereto (the “Conditions Exhibit”). The commitments herein of each Initial Lender are several and not joint.

2.	Titles and Roles

It is agreed that (i) each of CSLF, GS, BMOCM, Barclays, DBSI, RBCCM, TDS, WFS and BofA Securities will act as a joint lead arranger and joint bookrunner for the First Lien Facilities (each in such capacity, a “First Lien Lead Arranger”) and will perform the duties and have the responsibilities customarily associated with such roles, (ii) CSLF will have “left” placement in any and all marketing materials or other documentation used in connection with the First Lien Facilities and will perform the duties and have the responsibilities customarily associated with such roles and name placement, (iii) CS will act as the sole administrative agent (and sole collateral agent) for the First Lien Facilities and (iv) Goldman Sachs Specialty Lending Group, L.P. will act as the sole administrative agent (and sole collateral agent) for the Second Lien Term Facility.

You may, on or prior to the 20th business day after the date of the Original Commitment Letter, appoint additional lead arrangers, bookrunners, managers, agents or co-agents in respect of the First Lien Facilities or confer other titles in respect of the First Lien Facilities (each such person, a “First Lien Additional Arranger”) and you may allocate up to 15% in the aggregate of the commitments and corresponding compensatory economics with respect to the First Lien Facilities (which allocation shall be pro rata across each of the First Lien Facilities) to such First Lien Additional Arrangers (it being agreed that (x) each such First Lien Additional Arranger (or its affiliate) shall assume a proportion of the commitments with respect to each of the First Lien Facilities that is equal to the proportion of the economics allocated to such First Lien Additional Arranger (or its affiliate) in respect of such First Lien Facility, (y) the economics (expressed as a percentage of the relevant person’s commitments) granted to any First Lien Additional Arranger (or its affiliates) in respect of each of the First Lien Facilities shall not exceed the economics (expressed as a percentage of the relevant person’s commitments) granted to any of the relevant Commitment Parties party hereto as of the date hereof in respect of the First Lien Facilities and (z) at your election (i) up to 15% of the commitment amounts of, and the economics allocated to, the Commitment Parties party hereto immediately prior to such appointment in respect of the First Lien Facilities will be proportionately reduced by the commitment amounts of, and economics allocated to, each such First Lien Additional Arranger (or its affiliate) and (ii) up to 5% of the commitment amounts of, and the economics allocated to, the Commitment Parties party hereto immediately prior to such appointment in respect of the First Lien Facilities will be reduced by the commitment amounts of, and economics allocated to, each such First Lien Additional Arranger (or its affiliate) in such amount as you may elect in your sole discretion, in each case upon the execution and delivery by such First Lien Additional Arranger (or its affiliate) of customary joinder documentation (which may be in the form of an amendment and restatement of this Commitment Letter) (the “Joinder”)) and, thereafter, each such First Lien Additional Arranger (and its affiliate) shall constitute a “Commitment Party” and “First Lien Lead Arranger” and an “Initial First Lien Lender” and “Initial Lender” under this Commitment Letter and under the First Lien Fee Letter referred to below. The Initial Second Lien Lenders agree to accept any such Joinder or participate in any such amendment or amendment and restatement; it being understood and agreed that nothing contained herein shall require the Initial Second Lien Lenders to consent to any substantive amendment or modification of any term or provision contained herein or in the Second Lien Closing Payment Letter.

Except as provided above no other agents, co-agents, arrangers, managers or bookrunners will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by the Commitment Letter and the Fee and Closing Payment Letters) will be paid to any Lender (as defined below) in order to obtain its commitment to participate in the Facilities unless you and we shall so agree. Any Excluded Party (as defined below) of a First Lien Additional Arranger shall be treated in the same manner as an Excluded Party of a First Lien Lead Arranger.

3.	Syndication

The First Lien Lead Arrangers reserve the right to syndicate the First Lien Facilities to a group of banks, financial institutions and other institutional lenders (together with the Initial First Lien Lenders, the “First Lien Lenders”; the First Lien Lenders together with the Initial Second Lien Lenders are collectively referred to herein as the “Lenders”) identified by the First Lien Lead Arrangers in consultation with you and reasonably acceptable to you (such acceptance not to be unreasonably withheld, conditioned or delayed) (including any relationship lenders designated by you in consultation with the First Lien Lead Arrangers), in each case excluding (i) any person identified by you or the Sponsor to the First Lien Lead Arrangers in writing (including by email) prior to the date hereof (or, if after the date hereof and prior to launch of syndication, that is reasonably acceptable to the First Lien Lead Arrangers, or, if on or after the Closing Date, to the applicable Administrative Agent), (ii) any person that is a competitor of Holdings, you, the Target or your or their respective subsidiaries, in each case that is separately identified in writing by you or the Sponsor to the First Lien Lead Arrangers from time to time prior to the Closing Date or to the applicable Administrative Agent on or after the Closing Date, (iii) any affiliate of any person identified in clause (i) or (ii) that is (a) identified in writing by you or the Sponsor to the First Lien Lead Arrangers and the GS Principal Investors from time to time prior to the Closing Date or to the applicable Administrative Agent on or after the Closing Date or (b) reasonably identifiable as an affiliate on the basis of its name (other than bona fide debt funds that purchase commercial loans in the ordinary course of business, other than such debt funds excluded pursuant to clause (i) or (ii) of this paragraph) or (iv) any person that is an Excluded Party (any such person in clause (i), (ii), (iii) or (iv) above, a “Disqualified Institution”); provided that any such additional designation shall not apply retroactively to any prior assignment, participation or sharing of information to any First Lien Lender that was otherwise permitted hereunder at the time of such assignment, participation or sharing of information. Notwithstanding any other provision of this Commitment Letter to the contrary (other than, in respect of the following clauses (i) and (ii), upon execution and delivery of a Joinder, in connection with any assignment to a First Lien Additional Arranger in respect of the amount allocated to such First Lien Additional Arranger pursuant to such Joinder), (i) no Initial First Lien Lender shall be relieved or novated from its obligations hereunder (including its obligation to fund the First Lien Facilities on the Closing Date) in connection with any syndication, assignment or participation of the First Lien Facilities, including its commitments in respect thereof, until after the initial funding of the First Lien Facilities on the Closing Date, (ii) no assignment or novation shall become effective with respect to all or any portion of any Initial First Lien Lender’s commitments in respect of the Facilities until after the initial funding of the Facilities on the Closing Date and (iii) unless you and the First Lien Lead Arrangers agree in writing, the Initial First Lien Lenders shall retain exclusive control over all rights and obligations with respect to their commitments in respect of the Facilities, including all rights with respect to consents, modifications, supplements and amendments, until the Closing Date has occurred.

The First Lien Lead Arrangers intend to commence syndication efforts promptly after the execution hereof, and until the earlier to occur of (i) the date that a Successful Syndication (as defined in the First Lien Fee Letter) occurs and (ii) the date that is 30 days after the Closing Date (the period until such earlier date, the “Syndication Period”), you agree to use commercially reasonable efforts to assist, to use commercially reasonable efforts to cause the Sponsor to assist and, to the extent practical and appropriate and not in contravention of the Acquisition Agreement, to use commercially reasonable efforts to cause the Target to assist the First Lien Lead Arrangers in completing a syndication reasonably satisfactory to us and you. Such assistance shall be limited to (i) using commercially reasonable efforts to ensure that the syndication efforts benefit from the existing banking relationships of you and the Sponsor and, to the extent practical and appropriate and not in contravention of the Acquisition Agreement, the Target, (ii) facilitating direct contact between appropriate members of senior management and certain legal and non-legal advisors and representatives of you and the Sponsor, on the one hand, and the proposed First Lien Lenders, on the other hand (and, to the extent practical and appropriate and not in contravention of the Acquisition Agreement, using your commercially reasonable efforts to cause such contact between appropriate members of senior management and certain advisors and representatives of the Target and the proposed First Lien Lenders), in each case upon reasonable advance notice and at times and locations to be agreed, (iii) your assistance (and using your commercially reasonable efforts to cause the Sponsor and, to the extent practical and appropriate and not in contravention of the Acquisition Agreement, the Target to assist) in the preparation of customary confidential information memoranda (collectively, the “Confidential Information Memorandum”) and other customary marketing materials reasonably requested by the First Lien Lead Arrangers to be used in connection with the syndication of the First Lien Facilities (such materials, together with the Confidential Information Memorandum and the Term Sheets, collectively, the “Information Materials”), (iv) the hosting, with the Commitment Parties, of no more than two meetings (or, if you and we so agree, no more than two conference calls in lieu of such meetings) of prospective First Lien Lenders at such time and location to be mutually agreed (and, to the extent practical and appropriate and not in contravention of the Acquisition Agreement, using your commercially reasonable efforts to cause appropriate members of senior management and certain advisors and representatives of the Target to be available for each such meeting (or each such conference call, as the case may be)); provided that, in each case, any such meeting shall be conducted virtually by videoconference or other media, (v) using commercially reasonable efforts to obtain, at the reasonable prior written request of the First Lien Lead Arrangers, prior to the launch of general syndication of the First Lien Facilities (which use of commercially reasonable efforts shall not require you to change the proposed terms of any Facility) (x) public corporate family ratings (but not a specific rating) for the Lead Borrower and (y) public ratings (but not a specific rating) for the First Lien Term Facility from each of Moody’s Investors Service, Inc. (“Moody’s”) and Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc. (“S&P”) and (vi) ensuring and, to the extent practical and appropriate and not in contravention of the Acquisition Agreement, using your commercially reasonable efforts to cause the Target to ensure, that, without the prior written consent of the First Lien Lead Arrangers (such consent not to be unreasonably withheld, conditioned or delayed), until the expiration of the Syndication Period, there is no competing offering, placement or arrangement of any debt securities or syndicated credit facilities (other than the Facilities, any debt disclosed to us on or prior to the date of the Original Commitment Letter (including any such debt referenced in the Target’s financial statements delivered to us on or prior to the date of the Original Commitment Letter), drawings under any revolving credit facility, any debt permitted to remain outstanding by the Transaction Summary, any debt that the First Lien Lead Arrangers agree may remain outstanding, any pari passu first lien notes that you and the First Lien Lead Arrangers may mutually agree to issue in lieu of all or a portion of the First Lien Term Facility, any debt permitted under the Acquisition Agreement and any refinancing, replacement, extension or renewal of existing debt of the Target or any of its subsidiaries or any amendment to any such debt (in each case of any such refinancing, replacement, extension, renewal or amendment, to the extent not prohibited by the terms of the Acquisition Agreement (as in effect on the date of the Original Commitment Letter)), by or on behalf of Holdings, the Lead Borrower, the Target or any of their respective subsidiaries that would reasonably be expected to materially and adversely impair the primary syndication of the First Lien Facilities (it being agreed that (i) any debt incurred in the ordinary course of business, including, without limitation, deferred purchase obligations, intercompany debt, capital leases, purchase money financings and equipment financings and (ii) any change of control offer, tender offer, consent solicitation or other liability management transaction for the redemption, repurchase and/or tender of the Existing Notes are not restricted by the foregoing).

With respect to the First Lien Term Facility, in the event that you and the First Lien Lead Arrangers agree, in your sole discretion, to actually or potentially replace a portion of the First Lien Term Facility with the proceeds of an offering of senior secured debt securities (the “Notes”) (which you and the First Lien Lead Arrangers acknowledge is contemplated (though not yet agreed) as of the date hereof), you shall use commercially reasonable efforts to provide one or more investment banks reasonably satisfactory to the First Lien Lead Arrangers (the “Investment Banks”) with a customary preliminary prospectus, preliminary offering memorandum or preliminary private placement memorandum (an “Offering Document”) for the Notes suitable for use in a customary “high yield road show” relating to the Notes and in customary form for offering memoranda used in Rule 144A-for-life offerings of debt securities by portfolio company affiliates of top tier sponsors in North America, which Offering Document shall include financial statements, pro forma financial statements and other financial data, in each case, of the type and form customarily included in a preliminary Rule 144A-for-life offering memorandum (subject to exceptions customary for a Rule 144A-for-life offering involving high yield debt securities, including that such Offering Document shall not be required to include financial statements or information required by Rules 3-03(e), 3-05, 3-09, 3-10, 3-16, 13-01 or 13-02 of Regulation S-X, Compensation Discussion and Analysis or other information required by Item 10, Item 402 or Item 601 of Regulation S-K, XBRL exhibits and the executive compensation and related person disclosure rules related to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A, and segment reporting and disclosure, including, without limitation, any required by Regulation S-K Item 101(b) and FASB Accounting Standards Codification Topic 280 or other information customarily excluded from Rule 144A for life offering memorandum) reasonably necessary for the Investment Banks to receive customary (for high-yield debt securities issued in a private placement pursuant to Rule 144A) “comfort” (including customary “negative assurance” comfort) in connection with the offering of the Notes (it being understood that such “comfort” letters may contain disclosures as to the omission of the items specified above and other customary items); provided that this covenant shall be deemed to be complied with if such Offering Document excludes the “Description of Notes” and other sections that would customarily be provided by the Investment Banks or their counsel, but is otherwise complete. Notwithstanding anything in this paragraph to the contrary, the only financial statements that shall be required to be included in the Offering Document shall be (I) those actually delivered pursuant to paragraph 6 of the Conditions Exhibit and (II) to the extent customary for transactions of this type, the pro forma financial statements actually delivered pursuant to paragraph 7 of the Conditions Exhibit. For the avoidance of doubt, contemplation or pursuit of any such Notes or other debt securities offering (and any references thereto herein) shall not in any manner derogate the commitments hereunder with respect to the First Lien Term Facility.

Notwithstanding anything to the contrary contained in this Commitment Letter or any Fee and Closing Payment Letter or any other letter agreement or undertaking concerning the financing of the Transactions, neither the obtaining of the ratings referenced above, nor the commencement or completion of syndication of the Facilities, nor the completion of a Confidential Information Memorandum, nor the preparation or delivery of an Offering Document or other marketing materials nor compliance with any other provision set forth in this Commitment Letter (other than the conditions set forth in the Conditions Exhibit), shall constitute a condition to the commitments hereunder or to the funding of the Facilities on the Closing Date. For the avoidance of doubt, you will not be required to provide any information to the extent the provision thereof would violate any applicable law, rule or regulation, or any confidentiality obligation binding upon, or waive any privilege that may be asserted by, Holdings, the Lead Borrower, the Target and its subsidiaries, the Sponsor or any of their respective subsidiaries or affiliates; provided that, in the event you do not provide information in reliance on this sentence, you shall provide notice to us that such information is being withheld (but solely to the extent both feasible and permitted under applicable law, rule, regulation or confidentiality obligation, or without waiving such privilege) and you shall use your commercially reasonable efforts to describe, to the extent both feasible and permitted under applicable law, rule, regulation or confidentiality obligation, or without waiving such privilege, as applicable, the applicable information; and provided further that the representation and warranty made by you with respect to information in Section 4 shall not be affected in any way by your decision not to provide such information. Notwithstanding anything herein to the contrary, the only financial statements that shall be required to be provided in connection with the syndication of the Facilities shall be those required to be delivered pursuant to paragraphs 6 and 7 of the Conditions Exhibit. The First Lien Lead Arrangers will manage, in consultation with you, all aspects of the syndication of the Facilities, including decisions as to the selection of institutions (subject to your consent, not to be unreasonably withheld or delayed, and subject to the exclusion of Disqualified Institutions) to be approached and when they will be approached, when the First Lien Lenders’ commitments will be accepted, which First Lien Lenders will participate (subject to your consent, not to be unreasonably withheld or delayed, and subject to the exclusion of Disqualified Institutions), the allocation of the commitments among the First Lien Lenders (subject to your rights of appointment in Section 2 above) and the amount and distribution of fees among the First Lien Lenders.

You acknowledge that (i) the First Lien Lead Arrangers, on your behalf, will make available the Information Materials to the proposed syndicate of First Lien Lenders by posting the Information Materials on SyndTrak or IntraLinks or another similar electronic system and (ii) certain prospective First Lien Lenders (such First Lien Lenders, “Public Lenders”; all other First Lien Lenders, “Private Lenders”) may have personnel that do not wish to receive MNPI (as defined below) with respect to Holdings, the Target and their respective subsidiaries (collectively, the “Relevant Entities”) or the securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such entities’ securities. As used herein, “MNPI” means information about any Relevant Entity and its securities that constitutes material non-public information within the meaning of the United States federal and state securities laws, or, if such Relevant Entity is not a public reporting company, that would have constituted material non-public information within the meaning of the United States federal and state securities laws if such Relevant Entity was a public reporting company (as determined by you in good faith). If the First Lien Lead Arrangers reasonably request, you will use your commercially reasonable efforts to assist us in preparing (and, to the extent practical and appropriate and not in contravention of the Acquisition Agreement, use commercially reasonable efforts to cause the Target to assist us in preparing) a customary additional version of the Information Materials not containing MNPI (the “Public Information Materials”) to be distributed to prospective Public Lenders.

Before distribution of any Information Materials (i) to prospective Private Lenders, you (or the Target) shall provide the First Lien Lead Arrangers with a customary letter authorizing the dissemination of the Information Materials and (ii) to prospective Public Lenders, you (or the Target) shall provide the First Lien Lead Arrangers with a customary letter consistent with the terms of this Commitment Letter authorizing the dissemination of the Public Information Materials and customarily represent as to the absence of MNPI therein, and in each case exculpating the First Lien Lead Arrangers and their affiliates, the Target and its affiliates and you and your affiliates from any liability related to the use or the contents of the Information Materials by the recipients thereof. Each such letter shall contain a customary “10b-5” representation, which shall be consistent with the Information representation set forth in Section 4 below.

You agree that, subject to the confidentiality and other provisions of this Commitment Letter, the First Lien Lead Arrangers, on your behalf, may distribute the following documents to all prospective First Lien Lenders, including prospective Public Lenders, unless you advise the First Lien Lead Arrangers in writing (including by email) within a reasonable time prior to their intended distributions that such material should only be distributed to prospective Private Lenders (provided that you and your counsel shall have been given a reasonable opportunity to review such documents): (i) administrative materials for prospective First Lien Lenders such as lender meeting invitations, allocations and funding and closing memoranda, (ii) term sheets and notifications of changes to the Facilities’ terms and (iii) drafts and final versions of the Facilities Documentation. If you advise the First Lien Lead Arrangers, prior to their dissemination, that any of the foregoing items should be distributed only to Private Lenders, then the First Lien Lead Arrangers will not distribute such materials to Public Lenders without your prior written consent. You also agree, at the reasonable request of the First Lien Lead Arrangers, to use commercially reasonable efforts to identify information to be distributed to the Public Lenders by clearly and conspicuously marking the same as “PUBLIC” (it being understood that you shall not be under any obligation to mark any particular portion of the information as “PUBLIC”). By marking any documents, information or other data “PUBLIC” you shall be deemed to have authorized the Commitment Parties and the First Lien Lenders (subject to the confidentiality and other provisions of this Commitment Letter) to treat such documents, information or other data as not containing MNPI. The First Lien Lead Arrangers shall be entitled to treat all information that is not specifically identified as “PUBLIC” as being suitable only for posting to Private Lenders (other than those documents described in clauses (i), (ii) and (iii) of this paragraph).

4.	Information

You hereby represent (with respect to the Target and its subsidiaries and their respective businesses and assets, to your knowledge) (but the accuracy of which representation shall not be a condition to the commitments hereunder or to the funding of the Facilities on the Closing Date) that (i) all written factual information (other than the Projections, the Model, other forward-looking information, information of a general economic or general industry nature and all third party memos or reports furnished to us) (such non-excluded items, the “Information”), that has been or will be made available to us by you, the Sponsor or any of your or its representatives in connection with the transactions contemplated hereby, when taken as a whole, does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto) and (ii) the written financial projections that have been or will be made available to us by you, the Sponsor or any of your or its representatives on your behalf in connection with the transactions contemplated hereby (the “Projections”) have been or will be prepared in good faith based upon assumptions believed by you to be reasonable at the time furnished (it being recognized by the Commitment Parties that such Projections are predictions as to future events and are not to be viewed as facts, are subject to significant uncertainties and contingencies, many of which are beyond your control, that no assurance can be given that any particular financial projections will be realized, that actual results during the period or periods covered by any such Projections may differ significantly from the projected results, and that such differences may be material). You agree that if, at any time prior to the later of (x) the Closing Date and (y) the expiration of the Syndication Period, you become aware that any of the representations in the preceding sentence (to your knowledge with respect to the Target and its subsidiaries and their respective businesses and assets and any third party memos or reports), would be incorrect in any material respect if the Information and the Projections contained in the Information Materials were being furnished, and such representations and warranties were being made, at such time, then you will promptly supplement (or, with respect to Information and Projections with respect to the Target and its subsidiaries or assets, subject to any limitation on your rights set forth in the Acquisition Agreement, use your commercially reasonable efforts to promptly supplement) the Information or the Projections, as applicable, so that such representations are correct in all material respects under those circumstances (or, in the case of any Information or Projections with respect to the Target and its subsidiaries and their respective businesses and assets or contained in any third party memos, reports, or any Company SEC Reports (as defined in the Acquisition Agreement), to your knowledge), and such supplementation shall cure any breach of any such representation. In arranging and syndicating the First Lien Facilities, the First Lien Lead Arrangers may, and in providing the Second Lien Term Facility the GS Principal Investors may, use and rely on the Information, Projections and other forward-looking information without independent verification thereof and we do not assume responsibility for the accuracy or completeness of the Information, the Projections, the Model and other forward-looking information.

5.	Fees and Closing Payments

As consideration for the commitments and agreements of the Commitment Parties hereunder, you agree to pay or cause to be paid the fees described in this Commitment Letter and in (i) the Amended & Restated First Lien Fee Letter dated the date hereof and delivered herewith among you, the First Lien Lead Arrangers and the Initial First Lien Lenders (the “First Lien Fee Letter”) and (ii) the Second Lien Closing Payment Letter dated the date hereof and delivered herewith among you and the Initial GS Principal Investors (the “Second Lien Closing Payment Letter” and, together with the First Lien Fee Letter, collectively, the “Fee and Closing Payment Letters”), in each case, on the terms and subject to the conditions (including as to timing and amount) set forth herein and therein.

6.	Conditions

Notwithstanding anything in this Commitment Letter, the Fee and Closing Payment Letters, the Facilities Documentation or any other letter agreement or other undertaking concerning the financing of the transactions contemplated hereby to the contrary:

(i)       the only conditions to the commitments hereunder and the availability and funding of any Facility on the Closing Date are those set forth in the Conditions Exhibit applicable to such Facility and, upon satisfaction (or waiver by the applicable Initial Lenders) of such conditions, each Administrative Agent and the Initial Lenders will execute and deliver the Facilities Documentation to which it is a party and the initial funding of the Facilities shall occur; it being understood and agreed that there are no other conditions (implied or otherwise) to the commitments hereunder or to the availability and funding of the Facilities on the Closing Date, including compliance with the terms of this Commitment Letter, the First Lien Fee Letter and Second Lien Closing Payment Letter or the Facilities Documentation (other than the conditions set forth in the Conditions Exhibit);

(ii)       the only representations and warranties the making or accuracy of which shall be a condition to the availability and funding of the Facilities on the Closing Date shall be (a) such of the representations made by or with respect to the Target and its subsidiaries in the Acquisition Agreement as are material to the interests of the Lenders (in their capacities as such), but only to the extent that you or your applicable affiliate has the right (taking into account any cure provisions) to terminate your (or its) obligations under the Acquisition Agreement or to decline to consummate the Acquisition without resulting in (x) the payment of any fees, liquidated damages or other amounts under the Acquisition Agreement in accordance with the Acquisition Agreement or (y) liability to it or you (or such affiliate) as a result of a breach of such representations (to such extent, the “Specified Acquisition Agreement Representations”) and (b) the Specified Representations (as defined below) (the representations described in clauses (a) and (b) being the “Closing Date Representations”); and

(iii)       the terms of the Facilities Documentation and any closing deliverables shall be in a form such that they do not impair the availability or funding of the Facilities on the Closing Date if the conditions set forth in the Conditions Exhibit are satisfied (or waived by the applicable Initial Lenders) (it being understood that, to the extent any lien search or, if applicable, Collateral (including the creation or perfection of any security interest) is not or cannot be provided on the Closing Date (other than, if applicable, the perfection of liens on Collateral that may be perfected by the filing of financing statements under the UCC and the delivery of stock certificates of the Lead Borrower and its wholly-owned, material restricted subsidiaries formed or organized under the laws of the United States of America, any state thereof or the District of Columbia (in each case, to the extent certificated) evidencing the equity interests required to be pledged pursuant to the Term Sheets with respect to which a lien may be perfected by the delivery of a stock or equivalent certificate, but, with respect to the Target and its subsidiaries, only to the extent received after use of commercially reasonable efforts to do so) after your use of commercially reasonable efforts to do so without undue burden or expense, then the provision of any such lien search and/or Collateral (including the creation or perfection of any security interest) shall not constitute a condition precedent to the availability or funding of the Facilities on the Closing Date, but may instead be provided within 90 days (or 120 days in the case of real property and related fixtures) after the Closing Date (or, in the case of any possessory collateral, the date upon which stay at home, social distancing and other COVID-19 related measures limiting physical interaction are lifted (including taking into account any quarantine, “shelter in place,” “stay at home,” workforce reduction, facility capacity limitation, social distancing, shut down, closure, sequester, safety or similar applicable law, directive, guidelines or recommendations promulgated by any governmental authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to the disease known as “COVID-19”, including the CARES Act and Families First Act); provided that if such measures are lifted and later reinstated, they will be deemed to not have been lifted for purposes hereof) pursuant to arrangements to be mutually agreed, subject to such extensions as are reasonably agreed by the First Lien Administrative Agent.

“Specified Representations” means the representations and warranties set forth in the Term Sheets and made by the Loan Parties in the Facilities Documentation solely relating to: incorporation or formation of Holdings and the Lead Borrower; organizational power and authority of the Loan Parties to execute, deliver and perform under the Facilities Documentation; due authorization, execution, delivery and enforceability of the Facilities Documentation; solvency of Holdings and its subsidiaries on a consolidated basis after giving effect to the Transactions (to be determined in a manner consistent with the solvency certificate in the form attached as Annex I to the Conditions Exhibit); no conflicts of the Facilities Documentation (limited to the execution, delivery and performance of the applicable Facilities Documentation, incurrence of the debt thereunder and the granting of guarantees and, if applicable, security interests in respect thereof) with charter documents of the Loan Parties; not violating Federal Reserve margin regulations and the Investment Company Act; use of proceeds of the Facilities not violating PATRIOT Act, FCPA and OFAC; and, if applicable, the creation, validity and perfection of the security interests granted in UCC Article 9 collateral to be perfected on the Closing Date (subject in all respects to customary permitted liens and the foregoing provisions of this Section). Notwithstanding anything to the contrary contained herein, if any of the Closing Date Representations is qualified or subject to “material adverse effect”, the definition of “Company Material Adverse Effect” in the Acquisition Agreement shall apply for the purposes of any representations and warranties made, or to be made, on or as of the Closing Date.

This Section 6, and the provisions herein, shall be referred to as the “Limited Conditionality Provision”.

7.	Indemnification and Expenses

You agree, if the Closing Date occurs, to reimburse the Commitment Parties, on the Closing Date, upon presentation of a summary statement, together with any supporting documentation reasonably requested by you, for all reasonable out-of-pocket fees and expenses (provided that (i) legal fees will be limited to the reasonable fees, disbursements and other charges of one firm of counsel to the First Lien Lenders, of one firm of counsel to the Second Lien Lenders and, if necessary, of one local counsel in each relevant material jurisdiction, in each case to such persons taken as a whole and (ii) in the case of any other advisors or consultants, such expense reimbursement obligations shall be limited solely to advisors or consultants approved by you) incurred in connection with the Facilities, solely in the case of the First Lien Facilities, the syndication thereof, and, in each case, the preparation, negotiation and execution of the applicable Facilities Documentation.

You agree to indemnify and hold harmless each of the Commitment Parties and their respective affiliates (other than any Excluded Party and any Related Party of such Excluded Party in its capacity as such) and controlling persons and their respective directors, officers, employees, members, agents, advisors and other representatives, successors and assigns (each an “Indemnified Party”; and, in the case of any Commitment Party, any such other Indemnified Party related to such Commitment Party shall be referred to as a “Related Party” of such Commitment Party), within 30 days of a written demand therefor, together with backup documentation supporting such indemnity request, from and against all claims, damages, liabilities and reasonable out-of-pocket expenses (provided that legal fees, disbursements and other charges will be limited to the reasonable fees, disbursements and other charges of (i) one counsel to the Second Lien Lenders taken as a whole, (ii) one counsel to the First Lien Lenders taken as a whole, (iii) if necessary, one local counsel in each relevant material jurisdiction to the Indemnified Parties taken as a whole and (iv) in the case of any actual or perceived conflict of interest, after the affected person(s) notifies you of such conflict, one additional counsel and, if necessary, one additional local counsel in each relevant material jurisdiction to the affected Indemnified Parties taken as a whole) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding (each, a “Proceeding”) or preparation of a defense in connection therewith) any aspect of the Transactions or the Facilities (or any use made or proposed to be made with the proceeds thereof), in each case except to the extent such claim, damage, liability or expense (x) arises from a dispute that does not involve any action or omission by you or any of your affiliates and is solely among the Indemnified Parties (other than any claims against an Indemnified Party in its capacity as an Administrative Agent, a First Lien Lead Arranger or an Initial Lender) or (y) is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnified Party or any of its Related Parties or a material breach by such Indemnified Party or any of its Related Parties of its obligations hereunder or under the Facilities Documentation. In the case of a Proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such Proceeding is brought by you, your equityholders or creditors or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not any aspect of the Transactions is consummated. The foregoing provisions of this paragraph shall be superseded to the extent covered by the applicable provisions of the Facilities Documentation upon execution thereof and thereafter shall have no further force and effect.

No Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to you or your subsidiaries or affiliates or to your or their respective equityholders or creditors arising out of, related to or in connection with any aspect of the Transactions, except to the extent of direct, as opposed to special, indirect, consequential or punitive, damages determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnified Party or any of its Related Parties or a material breach by such Indemnified Party or any of its Related Parties of its obligations under this Commitment Letter or the Facilities Documentation. Notwithstanding anything herein to the contrary, none of you, the Sponsor, the other Investors, the Target or any of your or their affiliates shall be liable for any special, indirect, consequential or punitive damages (whether direct or indirect, in contract or tort or otherwise) arising out of, related to or in connection with, this Commitment Letter, the Original Commitment Letter, the Original Fee Letter (as defined in the First Lien Fee Letter), the Fee and Closing Payment Letters or any aspect of the Transactions; provided that nothing contained in this sentence shall limit your indemnification and reimbursement obligations to the extent such special, indirect, consequential or punitive damages are included in any third party claim with respect to which such Indemnified Party is entitled to indemnification hereunder.

No Indemnified Party shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems, other than for direct or actual damages resulting from the bad faith, gross negligence or willful misconduct of such Indemnified Party or any of its Related Parties, in each case as determined by a final and non-appealable judgment of a court of competent jurisdiction.

You shall not be liable for any settlement, compromise or consent to the entry of any judgment in any Proceeding (or expenses related thereto) effected without your written consent (which consent shall not be unreasonably withheld or delayed), but if settled, compromised or consented to with your written consent, or if there is a final and non-appealable judgment by a court of competent jurisdiction in any such Proceeding, you agree to indemnify and hold harmless each Indemnified Party in the manner and to the extent set forth above. You shall not effect any settlement of any pending or threatened proceedings in respect of which indemnity has been sought hereunder by an Indemnified Party without the prior written consent of such Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed) unless such settlement (i) includes an unconditional release of such Indemnified Party in form and substance reasonably satisfactory to such Indemnified Party from all liability or claims that are the subject matter of such proceedings and (ii) does not include any statement as to or any admission of fault by or on behalf of any Indemnified Party.

Each Indemnified Party shall be severally obligated to refund or return any and all amounts paid to such Indemnified Party by you or any of your affiliates under this Section to the extent such Indemnified Party is not entitled to payment of such amounts in accordance with the terms hereof (as determined by a court of competent jurisdiction in a final and non-appealable judgment). In addition, you shall have no obligation to reimburse any Indemnified Party for fees or expenses unless such Indemnified Party provides to you a written undertaking in which such Indemnified Party agrees to refund and return any and all amounts paid by you to such Indemnified Party to the extent any of the foregoing exceptions in clauses (x) or (y) of the second paragraph of this Section 7 applies.

8.	Sharing of Information, Absence of Fiduciary Relationship, Affiliate Activities

You acknowledge that each Commitment Party (other than the GS Principal Investors (but not their affiliates)) (together with its affiliates, each a “Financial Institution”) is a full service securities firm engaged, either directly or through affiliates, in various activities, including securities trading, investment banking and financial advisory, investment management, principal investment, hedging, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. The Financial Institutions may have economic interests that conflict with those of you, the Target and your and its respective affiliates. In the ordinary course of these activities, each Financial Institution may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and/or financial instruments (including bank loans) for its own account and for the accounts of its customers and may at any time hold long and short positions in such securities and/or instruments. Such investment and other activities may involve securities and instruments of you, the Target and your and its affiliates, as well as of other entities and persons and their affiliates which may (i) be involved in transactions arising from or relating to the engagement contemplated by this Commitment Letter, (ii) be customers or competitors of you, the Target or your or its respective subsidiaries or affiliates or (iii) have other relationships with you, the Target or your or its respective subsidiaries or affiliates. With respect to any securities and/or instruments so held by any Financial Institution or any of its customers, all rights in respect of such securities and instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion. In addition, the Financial Institutions may provide investment banking, underwriting and/or financial advisory services to such other entities and persons. The Financial Institutions may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of you or the Target or such other entities. The transactions contemplated by this Commitment Letter may have a direct or indirect impact on the investments, securities or instruments referred to in this paragraph. NOTWITHSTANDING ANYTHING CONTAINED HEREIN OR IN THE FEE AND CLOSING PAYMENT LETTERS TO THE CONTRARY, NO GS PRINCIPAL INVESTOR IS ACTING AS AN UNDERWRITER, ARRANGER, TRUSTEE, AGENT OR IN A SIMILAR ROLE OR OTHERWISE PERFORMING ANY SERVICES HEREUNDER AND THE ROLE OF THE GS PRINCIPAL INVESTORS HEREUNDER AND UNDER THE FEE AND CLOSING PAYMENT LETTERS SHALL BE LIMITED TO THEIR COMMITMENT TO PROVIDE DEBT FINANCING AS A PRINCIPAL.

The Financial Institutions, in the course of such other activities and relationships, may acquire information about the transactions contemplated by this Commitment Letter or other entities and persons which may be the subject of the financing contemplated by this Commitment Letter. None of the Financial Institutions and none of their respective affiliates will use confidential information obtained from you or your affiliates or on your or their behalf by virtue of the transactions contemplated hereby in connection with the performance by the Financial Institutions of services for other companies or other persons and none of the Financial Institutions will furnish any such information to any of their other customers. You also acknowledge that the Financial Institutions have no obligation to use in connection with the transactions contemplated hereby, or to furnish to you, confidential information obtained from other companies or other persons.

You further acknowledge and agree that (i) no fiduciary, advisory or (except as expressly provided in the Facilities Documentation) agency relationship between you and the Financial Institutions is intended to be or has been created in respect of any of the transactions contemplated by this Commitment Letter, irrespective of whether the Financial Institutions have advised or are advising you on other matters, (ii) the Financial Institutions, on the one hand, and you, on the other hand, have an arm’s length business relationship that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty on the part of the Financial Institutions (and you hereby waive and release, to the fullest extent permitted by law, any claims that you may have against the Commitment Parties and their respective affiliates with respect to any breach or alleged breach of fiduciary duty and agree that no Commitment Party shall have any liability (whether direct or indirect) to you in respect of such fiduciary duty claim or to any person asserting a fiduciary duty on behalf of or in right of you, including your equity holders, employees or creditors, in each case in connection with the transactions contemplated by this Commitment Letter), (iii) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter and (iv) you have been advised that the Commitment Parties are engaged in a broad range of transactions that may involve interests that differ from your interests and that the Financial Institutions have no obligation to disclose such interests and transactions to you by virtue of any fiduciary, advisory or agency relationship. In addition, please note that the Commitment Parties do not provide accounting, tax, investment, regulatory or legal advice.

This Section 8 shall not apply to or modify or otherwise affect any arrangement with any advisor (including any financial advisor) separately retained by you, the Sponsor or any of your or its affiliates in connection with the Acquisition, in its capacity as such.

9.	Confidentiality

This Commitment Letter is delivered to you on the understanding that (i) you shall not disclose, directly or indirectly, to any other person the Original Fee Letter (as defined in the First Lien Fee Letter), the First Lien Fee Letter, the Second Lien Closing Payment Letter or the contents thereof or (x) prior to the Acceptance Date (as defined in the Original Commitment Letter), the Original Commitment Letter or the contents thereof or (y) prior to your acceptance hereof, the Commitment Letter or the contents hereof except (a) to the Sponsor and the other Investors, the Target, potential equity investors (including rollover investors), your and their respective affiliates and your and their respective officers, directors, employees, members, partners, stockholders, attorneys, accountants, auditors, agents and advisors, in each case, on a confidential basis, unless, in each case, the Commitment Parties otherwise consent in writing (such consent not to be unreasonably withheld) (provided that any disclosure of the Original Fee Letter (as defined in the First Lien Fee Letter), the First Lien Fee Letter, the Second Lien Closing Payment Letter or any of their respective terms or substance to the Target or their respective officers, directors, employees, affiliates, members, partners, stockholders, attorneys, accountants, auditors, agents or advisors shall be redacted, in a customary manner, in respect of the amounts, percentages and basis points of fees set forth therein, including, without limitation in the “flex” provisions thereof), (b) (1) in any legal, judicial or administrative proceeding or as otherwise required by law, court order, order of any administrative agency, regulation or any compulsory legal process or as requested by a governmental or regulatory authority (in which case you agree, to the extent practicable and permitted by law, to inform us promptly in advance thereof and, to the extent you may legally and practically do so, allow us a reasonable opportunity to object to such disclosure in such proceeding or process, and in any event to use commercially reasonable efforts to ensure that any such information so disclosed is accorded confidential treatment) or (2) to the extent necessary in connection with the exercise of any remedy or enforcement of any rights hereunder or under the Original Fee Letter (as defined in the First Lien Fee Letter) or any Fee and Closing Payment Letter, (c) you may disclose (1) the Original Fee Letter (as defined in the First Lien Fee Letter) and/or the First Lien Fee Letter and the contents thereof to existing and potential First Lien Additional Arrangers, in each case who have agreed to be bound by confidentiality restrictions with respect thereto on substantially the same terms set forth in the next paragraph and (2) the Original Fee Letter (as defined in the First Lien Fee Letter) and/or any Fee and Closing Payment Letter and the contents thereof to the Target’s auditors for customary accounting purposes, including accounting for deferred financing costs and (d) you may disclose the aggregate fee amount contained in the First Lien Fee Letter and the Second Lien Closing Payment Letter as part of the Projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Transactions to the extent customary or required in offering and marketing materials (including any prospectus or offering memorandum) for the First Lien Facilities (or any Notes issued in lieu thereof) or in any public or regulatory filing requirement related to the Transactions and (ii) the Commitment Letter and the contents hereof may be disclosed (a) on a confidential basis to potential Lenders, First Lien Additional Arrangers and their respective officers, directors, employees, affiliates, members, partners, stockholders, attorneys, accountants, auditors, agents and advisors and to any rating agency in connection with the Transactions, (b) in any syndication of the Facilities (including in any Confidential Information Memorandum) or in any proxy statement or other public or regulatory filing in connection with the Transactions, (c) to the extent such information becomes publicly available other than by reason of improper disclosure by you in violation of any confidentiality obligations hereunder or (d) as may be required by the rules, regulations, schedules and forms of the Securities and Exchange Commission in connection with any filings with the Securities and Exchange Commission. The obligations under this paragraph with respect to the Original Commitment Letter and this Commitment Letter (but not the Original Fee Letter (as defined in the First Lien Fee Letter), the First Lien Fee Letter nor the Second Lien Closing Payment Letter) shall terminate on the earlier of (i) to the extent covered thereby, the execution and delivery of the Facilities Documentation and (ii) the first anniversary of the date of the Original Commitment Letter.

Each Commitment Party, on behalf of itself and its affiliates, shall use all information received by it or them from (or on behalf of) you or the Sponsor in connection with the Acquisition and the related transactions (including any information obtained by it or them based on a review of any books and records relating to Holdings, the Lead Borrower or the Target or any of their respective subsidiaries or affiliates) solely for the purposes of providing the services that are the subject of this Commitment Letter and shall treat confidentially all such information and shall not publish, disclose or otherwise divulge such information; provided that nothing herein shall prevent any Commitment Party from disclosing any such information (other than to a Disqualified Institution) (i) in coordination with you, to rating agencies on a confidential basis in connection with the Transactions, (ii) to any actual or prospective Lenders, participants or direct or indirect contractual counterparties to any swap or derivative transaction relating to the Lead Borrower or any of its subsidiaries or its obligations under the Facilities, in each case, who are advised of the confidential nature of such information and agree to keep such information confidential (provided that no such disclosure shall be made to any Disqualified Institution), (iii) to the extent compelled by legal process in, or reasonably necessary to, the defense of such legal, judicial or administrative proceeding, in any legal, judicial or administrative proceeding or otherwise as required by applicable law, rule or regulation (in which case such Commitment Party shall promptly notify you, in advance, to the extent permitted by law (and if such Commitment Party is unable to notify you in advance of such disclosure, such notice shall be delivered to you promptly thereafter to the extent permitted by law) and, to the extent such Commitment Party may legally and practically do so, allow you a reasonable opportunity to object to such disclosure in such proceeding or process, and in any event use commercially reasonable efforts to ensure that any such information so disclosed is accorded confidential treatment), (iv) upon the request or demand of any regulatory authority (including any self-regulatory authority) having jurisdiction over such Commitment Party or its affiliates (in which case such Commitment Party shall, except with respect to any routine or ordinary course audit or examination conducted by bank accountants or any regulatory authority or self-regulatory authority exercising examination or regulatory authority, promptly notify you, in advance, to the extent permitted by law (and if such Commitment Party is unable to notify you in advance of such disclosure, such notice shall be delivered to you promptly thereafter to the extent permitted by law) and, to the extent such Commitment Party may legally and practically do so, allow you a reasonable opportunity to object to such disclosure, and in any event use commercially reasonable efforts to ensure that any such information so disclosed is accorded confidential treatment), (v)(x) in the case of the First Lien Lead Arrangers and the Initial First Lien Lenders (in each case on behalf of itself and its affiliates), on a confidential “need to know” basis and solely in connection with the transactions contemplated hereby, to the employees, directors, legal counsel, independent auditors, professionals and other experts or agents of such Commitment Party (collectively, the “First Lien Representatives”) who are informed of the confidential nature of such information and agree to keep information of this type confidential in accordance with customary practices for syndicated loans (provided that such Commitment Party shall be responsible for its Representatives’ compliance with this paragraph) and (y) in the case of the GS Principal Investors (in each case on behalf of itself and its affiliates), on a confidential “need to know” basis and solely in connection with the transactions contemplated hereby, to the limited partners, lenders, investors, managed accounts, employees, directors, officers, legal counsel, independent auditors, professionals and other experts or agents of such GS Principal Investor (collectively, the “Second Lien Representatives” and, together with the First Lien Representatives, the “Representatives”) in connection with negotiating, evaluating, consummating, monitoring, financing or administering such GS Principal Investor’s investment in the Second Lien Term Facility and who are informed of the confidential nature of such information and agree to keep information of this type confidential (provided that such Commitment Party shall be responsible for its Second Lien Representatives’ compliance with this paragraph), (vi) on a confidential “need to know” basis and, other than with respect to the GS Principal Investors, solely in connection with the transactions contemplated hereby, to any of its respective affiliates (provided that no such disclosure shall be made to any affiliates that are engaged as principals primarily in private equity, mezzanine financing or venture capital or that are engaged directly or indirectly in a sale of the Target and its subsidiaries as sell-side representative or any such affiliate’s Representatives including those providing advisory services, in each case other than a limited number of senior employees who are required, in accordance with industry regulations or such Commitment Party’s internal policies and procedures, to act in a supervisory capacity and such Commitment Party’s internal legal, compliance, risk management, credit and investment committee members (each, an “Excluded Party”); it being understood and agreed that this proviso shall not apply to the GS Principal Investors or any of their Representatives) or their Representatives (who are informed of the confidential nature of such information and agree to keep information of this type confidential in accordance with customary practices for syndicated loans) (provided that such Commitment Party shall be responsible for its affiliates’ and Representatives’ compliance with this paragraph), (vii) to the extent any such information becomes publicly available other than by reason of disclosure by any Commitment Party, its affiliates or its or their Representatives in violation of any confidentiality obligations owing to you, the Sponsor, the Target or any of your or their respective subsidiaries (including those set forth in this paragraph), (viii) to the extent such information was already in the possession of the Commitment Parties (except to the extent received in a manner restricted by this paragraph) or is independently developed by the Commitment Parties or their respective affiliates based exclusively on information the disclosure of which would not otherwise be restricted by this paragraph, (ix) to the extent such information was received by any Commitment Party from a third party that to such Commitment Party’s knowledge is not subject to confidentiality obligations owing to you, the Sponsor, the Target or any of your or their respective subsidiaries, (x) for purposes of establishing a “due diligence” defense and (xi) to market data collectors, similar services providers to the lending industry, and service providers to the First Lien Lead Arrangers and the Lenders in connection with the administration and management of the Facilities; provided that the disclosure of any such information to any Lenders or prospective Lenders, participants or prospective participants or contractual counterparties, in each case referred to in clause (ii) above shall be made subject to the acknowledgment and acceptance by such Lender or prospective Lender, participant or prospective participant or such counterparty that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and each Commitment Party, including, without limitation, as agreed in the Confidential Information Memorandum or other marketing materials) in accordance with the standard syndication processes of such Commitment Party or customary market standards for dissemination of such type of information. In no event shall any disclosure of information referred to above be made to any person that is an Excluded Party or Disqualified Institution at the time of such disclosure. The obligations of the Commitment Parties under this Section 9 shall remain in effect until the earlier of (a) the second anniversary of the date of the Original Commitment Letter and (b) the date the definitive Facilities Documentation is entered into by the Commitment Parties, at which time any confidentiality undertaking in the definitive Facilities Documentation shall supersede this provision. Notwithstanding anything in this Section 9 to the contrary, we may place advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of information on the Internet or World Wide Web as we may choose, and circulate similar promotional materials, after the closing of the Transactions in the form of a “tombstone” or otherwise using your logos or describing the names of you, the Lead Borrower and your and its affiliates (or any of them), and the amount, type and closing date of the Transactions, all at our expense and with your prior approval (such approval not to be unreasonably withheld, conditioned or delayed).

10.	Miscellaneous

This Commitment Letter shall not be assignable by any party hereto (except by (i) you to (a) a newly formed shell entity that is an affiliate controlled directly or indirectly by the Sponsor to effect the consummation of the Acquisition and is organized under the laws of the District of Columbia or any state of the United States of America or any other jurisdiction reasonably agreed by the Commitment Parties, (b) the Target (as a matter of law or otherwise substantially simultaneously with the consummation of the Acquisition on the Closing Date) or, with the consent (not to be unreasonably withheld, conditioned or delayed) of the Commitment Parties, a wholly-owned subsidiary or direct or indirect parent of the Target or (c) the Lead Borrower, in each case immediately prior to or otherwise substantially concurrently with the consummation of the Acquisition, (ii) a Commitment Party to a First Lien Additional Arranger as expressly set forth in Section 2 or (iii) with respect to assignments among Goldman Sachs Bank USA and Goldman Sachs Lending Partners LLC) without the prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) of each other party hereto (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto, the Sponsor and the Indemnified Parties and is not intended to and does not confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the Indemnified Parties to the extent expressly set forth herein, except to the extent that you and we otherwise agree in writing; provided, that notwithstanding anything to the contrary contained herein, each party hereto hereby agrees that each Initial GS Principal Investor shall have the right to (without the consent of any person or entity) reallocate, sell, assign or otherwise transfer its commitment in respect of the Second Lien Term Facility and/or any closing payment to (x) any other Initial GS Principal Investor, (y) any affiliated investment entity and/or other affiliate of Goldman Sachs & Co. LLC or (z) any fund, investor, entity or account that is managed, sponsored or advised by Goldman Sachs & Co. LLC or its affiliates and, in each case, which is not a Disqualified Institution or a natural person (the persons described in clauses (y) and (z), collectively, the “Other GS Principal Investors”); provided, further, that no such re-reallocation, sale assignment or transfer shall reduce or release any such GS Principal Investor from its commitment in respect of the Second Lien Term Facility hereunder until the actual funding of the applicable portion of the Second Lien Term Facility by the relevant transferee on the Closing Date (it being understood and agreed that no Initial GS Principal Investor shall be relieved or novated from its obligations hereunder (including its obligation to fund the Second Lien Term Facility on the Closing Date) in connection with any such reallocation, sale assignment or transfer of the commitments in respect of the Second Lien Term Facility, including its commitments in respect thereof, until after the initial funding of the Second Lien Term Facility on the Closing Date). Subject to Section 3 above, the Commitment Parties reserve the right to employ the services of their affiliates or branches (other than any Disqualified Institution) in providing services contemplated hereby (and, in connection with such employment, the Commitment Parties may, subject to the confidentiality provisions hereof, exchange with such affiliates or branches information concerning you and your affiliates in connection with the Transactions and, to the extent so employed, such affiliates and branches shall be entitled to the benefits afforded to the Commitment Parties hereunder) and to allocate, in whole or in part, to their affiliates the fees payable to the Commitment Parties in such manner as the Commitment Parties and their affiliates may agree in their sole discretion, but no Commitment Party shall be relieved of its obligations under this Commitment Letter. Neither this Commitment Letter nor any Fee and Closing Payment Letter may be amended or any provision hereof waived or modified except by an instrument in writing signed by you and each party hereto or thereto. Each of the parties hereto agrees that (x) this Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained herein (except as may be limited by applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness, good faith and fair dealing and equitable principles of general applicability), it being understood and agreed that the commitments to provide the Facilities are subject to the conditions set forth in the Conditions Exhibit (and no other conditions) and (y) each Fee and Closing Payment Letter is a binding and enforceable agreement with respect to the subject matter contained therein (except as may be limited by applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness, good faith and fair dealing and equitable principles of general applicability); provided that nothing contained in this Commitment Letter obligates you or any of your affiliates to consummate any portion of the Transactions. Any provision of this Commitment Letter or any Fee and Closing Payment Letter that provides for, requires or otherwise contemplates any consent, approval, agreement or determination by or consultation with you (or any Borrower referred to in any Term Sheet) on or prior to the Closing Date, shall also be construed as providing for, requiring or otherwise contemplating consent, approval, agreement or determination by or consultation with the Sponsor (unless the Sponsor otherwise notifies the parties hereto).

Section headings used herein are for convenience of reference only and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile or electronic transmission (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart hereof. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in this Commitment Letter shall be deemed to include electronic signatures or electronic records, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

This Commitment Letter, the First Lien Fee Letter and the Second Lien Closing Payment Letter are the only agreements that have been entered into among us and you with respect to the Facilities and set forth the entire understanding of the parties with respect thereto. This Commitment Letter shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York; provided that the governing law of the Acquisition Agreement (the “Acquisition Agreement Governing Law”) shall govern in determining (i) the interpretation of a “Company Material Adverse Effect” (as defined in the Acquisition Agreement) and “Effect” (as defined in the Acquisition Agreement) and whether a “Company Material Adverse Effect” has occurred, (ii) the accuracy of any Specified Acquisition Agreement Representation and whether as a result of any inaccuracy thereof you or your applicable affiliate has the right or would have the right (taking into account any applicable cure provisions) to terminate your or its obligations under the Acquisition Agreement or to decline to consummate the Acquisition, in each case without resulting in (x) the payment of any fees, liquidated damages or other amounts under the Acquisition Agreement in accordance with the Acquisition Agreement or (y) liability to you (or such affiliate) under the Acquisition Agreement as a result of a breach of such Specified Acquisition Agreement Representation and (iii) whether the Acquisition has been consummated in accordance with the terms of the Acquisition Agreement (in each case, without regard to the principles of conflicts of laws thereof, to the extent that the same are not mandatorily applicable by statute and would require or permit the application of the law of another jurisdiction) (the matters referred to in this proviso, the “Acquisition Related Matters”).

You and we hereby irrevocably and unconditionally submit to the exclusive jurisdiction of any New York State or, to the fullest extent permitted under applicable law, federal court sitting in the Borough of Manhattan in The City of New York over any suit, action or proceeding arising out of or relating to the Transactions or the other transactions contemplated hereby, this Commitment Letter, the First Lien Fee Letter or the Second Lien Closing Payment Letter or the performance of services hereunder or thereunder and agree that any such suit, action or proceeding shall be brought in such courts. Service of any process, summons, notice or document by registered mail addressed to you or us shall be effective service of process for any suit, action or proceeding brought in any such court. You and we hereby irrevocably and unconditionally waive, to the fullest extent permitted under applicable law, any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in any inconvenient forum. You and we hereby irrevocably agree to waive, to the fullest extent permitted under applicable law, trial by jury in any suit, action, proceeding, claim or counterclaim brought by or on behalf of any party related to or arising out of the Transactions, this Commitment Letter, the First Lien Fee Letter or the Second Lien Closing Payment Letter or the performance of services hereunder or thereunder. A final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

Each of the Commitment Parties hereby notifies you that, pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (as amended, the “PATRIOT Act”) and the requirements of 31 C.F.R. §1010.230 (the “Beneficial Ownership Regulation”), it and each Lender is required to obtain, verify and record information that identifies the Lead Borrower and each Guarantor, which information includes names, addresses, tax identification numbers and other information that will allow such Commitment Party and such Lender to identify the Lead Borrower and each Guarantor in accordance with the PATRIOT Act and the Beneficial Ownership Regulation. This notice is given in accordance with the requirements of the PATRIOT Act and the Beneficial Ownership Regulation and is effective for the Commitment Parties and each Lender. You hereby acknowledge and agree that the Commitment Parties shall be permitted to share any or all such information with the Lenders.

The indemnification, expense reimbursement (if applicable in accordance with the terms hereof and the applicable Fee and Closing Payment Letter), jurisdiction, waiver of jury trial, governing law, service of process, venue, absence of fiduciary duty, affiliate activities, syndication, information and confidentiality provisions contained herein shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the commitments hereunder; provided that your obligations under this Commitment Letter (other than (a) your obligations with respect to information (which shall survive as provided herein) and syndication (including the Flex Provisions in the First Lien Fee Letter, which shall survive until the expiration of the Syndication Period) and (b) your obligations with respect to confidentiality of the First Lien Fee Letter and the Second Lien Closing Payment Letter and the contents thereof) shall automatically terminate and be superseded by the provisions of the Facilities Documentation upon the initial funding thereunder, and you shall automatically be released from all liability in connection therewith at such time. You may terminate this Commitment Letter and the commitments of the Commitment Parties hereunder with respect to any Facility (or a portion thereof pro rata among the Commitment Parties under any given Facility) at any time upon written notice to the Commitment Parties from you, subject to your surviving obligations as set forth in this paragraph.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter, the First Lien Fee Letter and the Second Lien Closing Payment Letter by returning to us executed counterparts of this Commitment Letter, the First Lien Fee Letter and the Second Lien Closing Payment Letter not later than 11:59 p.m., New York City time, on April 12, 2022. This offer will automatically expire at such time if we have not received such executed counterparts in accordance with the preceding sentence (the date of receipt by us of such executed counterparts, the “Acceptance Date”). In the event that the initial borrowing under the Facilities does not occur on or before the Expiration Time (as defined below), then this Commitment Letter and the commitments hereunder shall automatically terminate unless we shall, in our discretion, agree to an extension. “Expiration Time” means 11:59 p.m., New York City time, on the day that is the earliest of (i) the Closing Date, (ii) the termination by you of the Acquisition Agreement in accordance with its terms prior to the closing of the Acquisition, (iii) the closing of the Acquisition without the use of any of the Facilities and (iv) five business days following the “Termination Date” (as defined in the Acquisition Agreement as in effect on the date of the Original Commitment Letter and determined after giving effect to any extensions thereto as set forth in the Acquisition Agreement as in effect on the date of the Original Commitment Letter); provided that the termination of any commitment pursuant to this sentence does not, subject to the other provisions of this Commitment Letter, prejudice your rights and remedies in respect of any prior breach or repudiation of this Commitment Letter.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

By:	/s/ Mikhail Faybusovich
Name:	Mikhail Faybusovich
Title:	Authorized Signatory

By:	/s/ Michael Wagner
Name:	Michael Wagner
Title:	Authorized Signatory

CREDIT SUISSE LOAN FUNDING LLC

By:	/s/ Samarth Chaturvedi
Name:	Samarth Chaturvedi
Title:	Managing Director

Signature Page to Project Central Commitment Letter

We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

GOLDMAN SACHS BANK USA

By:	/s/ Robert Ehudin
Name:	Robert Ehudin
Title:	Authorized Signatory

Signature Page to Project Central Commitment Letter

We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

BANK OF MONTREAL

By:	/s/ Mark Trudell
Name:	Mark Trudell
Title:	Managing Director

BMO CAPITAL MARKETS CORP.

By:	/s/ Mark Trudell
Name:	Mark Trudell
Title:	Managing Director

Signature Page to Project Central Commitment Letter

We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

BARCLAYS BANK PLC

By:	/s/ George Lee
Name:	George Lee
Title:	Managing Director

Signature Page to Project Central Commitment Letter

We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

DEUTSCHE BANK AG NEW YORK BRANCH

By:	/s/ Alvin Varughese
Name:	Alvin Varughese
Title:	Managing Director

By:	/s/ Shaun Ryan
Name:	Shaun Ryan
Title:	Director

DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH

By:	/s/ Alvin Varughese
Name:	Alvin Varughese
Title:	Managing Director

By:	/s/ Shaun Ryan
Name:	Shaun Ryan
Title:	Director

DEUTSCHE BANK SECURITIES INC.

By:	/s/ Alvin Varughese
Name:	Alvin Varughese
Title:	Managing Director

By:	/s/ Shaun Ryan
Name:	Shaun Ryan
Title:	Director

Signature Page to Project Central Commitment Letter

We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

ROYAL BANK OF CANADA

By:	/s/ Charles Smith
Name:	Charles Smith
Title:	Managing Director

Signature Page to Project Central Commitment Letter

We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

TD SECURITIES (USA) LLC

By:	/s/ Cecile Baker
Name:	Cecile Baker
Title:	Managing Director

THE TORONTO-DOMINION BANK, NEW YORK BRANCH

By:	/s/ Jon Colquhoun
Name:	Jon Colquhoun
Title:	Managing Director

Signature Page to Project Central Commitment Letter

We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Evan Waschitz
Name:	Evan Waschitz
Title:	Director

WELLS FARGO SECURITIES, LLC

By:	/s/ Mitch Williams
Name:	Mitch Williams
Title:	Director

Signature Page to Project Central Commitment Letter

We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

BANK OF AMERICA, N.A.

By:	/s/ Reagan C. Philipp
Name:	Reagan C. Philipp
Title:	Managing Director

BOFA SECURITIES, INC.

By:	/s/ Reagan C. Philipp
Name:	Reagan C. Philipp
Title:	Managing Director

Signature Page to Project Central Commitment Letter

We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

WSMP VIII INVESTMENTS J, LP

By:	Goldman Sachs Asset Management, L.P.,
as Investment Manager
By:	/s/ Matthew Baker
Name:	Matthew Baker
Title:	Managing Director

WSMP VIII INVESTMENTS L, SLP

By:	Goldman Sachs Asset Management, L.P.,
as Investment Manager
By:	/s/ Matthew Baker
Name:	Matthew Baker
Title:	Managing Director

WSMP VIII INVESTMENTS HOLDINGS D, LP

By:	Goldman Sachs Asset Management, L.P.,
as Investment Manager
By:	/s/ Matthew Baker
Name:	Matthew Baker
Title:	Managing Director

WSMP VIII INVESTMENTS Q, LLC

By:	Goldman Sachs Asset Management, L.P.,
as Investment Manager
By:	/s/ Matthew Baker
Name:	Matthew Baker
Title:	Managing Director

BROAD STREET CREDIT HOLDINGS LLC

By:	/s/ Matthew Baker
Name:	Matthew Baker
Title:	Vice President

Signature Page to Project Central Commitment Letter

The provisions of this Commitment Letter

are accepted and agreed to as of the date

first written above:

CENTRAL PARENT LLC

By:	/s/ David Gregory
Name:	David Gregory
Title:	Managing Partner

Signature Page to Project Central Commitment Letter

COMMITMENTS SCHEDULE

Initial Lenders	First Lien Facilities Commitment Percentages	Second Lien Term Facility Commitment Percentages
CSAG	17.5%	0.0%
GS	17.5%	0.0%
BOM	10.0%	0.0%
Barclays	10.0%	0.0%
DBNY	10.0%	0.0%
Royal Bank	10.0%	0.0%
TDNY	10.0%	0.0%
WFB	10.0%	0.0%
Bank of America	5.0%	0.0%
Broad Street	0.0%	20.0000%
WSMP Holdings	0.0%	0.7188%
WSMP LP	0.0%	41.2780%
WSMP SLP	0.0%	4.7923%
WSMP LLC	0.0%	33.2109%
Total:	100%	100%

TRANSACTION SUMMARY

Project CENTRAL

Capitalized terms used but not defined in this Transaction Summary shall have the meanings set forth in the other Exhibits and Annexes (including the Definitions Annex) to the Commitment Letter to which this Transaction Summary is attached (the “Commitment Letter”) or in the Commitment Letter. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Transaction Summary shall be determined by reference to the context in which it is used.

Central Merger Sub Inc., a Delaware corporation (“Merger Sub”), a direct or indirect wholly owned subsidiary of Central Parent LLC, a Delaware limited liability company (“Holdings”), each directly or indirectly formed at the direction of (or of funds advised by) Brookfield Capital Partners LLC and its affiliates (collectively with the funds, partnerships or other co-investment vehicles managed, advised or controlled thereby, the “Sponsor”) and certain limited partners thereof or other investors (which may include existing shareholders, board members, management and/or other rollover investors of the Target referred to below) (collectively with the Sponsor, the “Investors”), intend to acquire (the “Acquisition”), directly or indirectly, all of the outstanding shares of common stock of the entity previously identified to the Commitment Parties as “CENTRAL” (the “Target”), pursuant to the Acquisition Agreement referred to below. In connection therewith, it is intended that:

(a)    Pursuant to the Agreement and Plan of Merger dated as of the date of the Original Commitment Letter (together with the exhibits and schedules thereto, as amended, supplemented, otherwise modified, or consented to or waived, the “Acquisition Agreement”) by and among the Target, Holdings, as Parent, Merger Sub, as Merger Sub, Merger Sub will commence a tender offer to acquire all of the issued and outstanding shares of common stock of the Target and, upon and subject to the completion of the tender offer in accordance with the terms of the Acquisition Agreement, Merger Sub will be merged with and into the Target with the Target continuing after the merger as the surviving entity and a wholly-owned subsidiary of Holdings (the “Merger”).

(b)    The Investors will directly or indirectly make cash contributions to Holdings (or a parent company thereof) (with all such contributions that are made to the Lead Borrower to be in the form of (i) common equity, (ii) “qualified” preferred equity or (iii) other preferred equity or other instruments having terms reasonably acceptable to the Commitment Parties (any such equity or other instruments, together, “Permitted Equity”)). Such cash contributions shall be in an aggregate amount that, when taken together with all equity interests (including restricted stock or options) retained, rolled over or directly or indirectly invested in Permitted Equity of Holdings (or a parent company thereof) and all Permitted Equity of Holdings (or a parent company thereof) issued to, or otherwise directly or indirectly held or acquired by, any existing shareholders, board members and/or management of the Target (as modified in accordance with paragraph 1 of the Conditions Exhibit, together, the “Equity Contribution”) will be not less than 25% (the “Minimum Equity Percentage”) of the sum of (i) the aggregate principal amount of the Facilities funded on the Closing Date (excluding (A) the effects of any exercise of the “flex” provisions of the First Lien Fee Letter, including any amounts incurred or borrowed under the Facilities to fund any “flex” OID or fees, (B) amounts drawn under the Revolving Facility on the Closing Date for working capital purposes and/or purchase price adjustments, to fund Transaction Costs or to replace, backstop or cash collateralize existing letters of credit, bank guarantees, bankers’ acceptances and similar documents and instruments and (C) any letters of credit, bank guarantees, bankers’ acceptances and similar documents and instruments outstanding on the Closing Date) plus (ii) the Equity Contribution plus (iii) the Rollover Notes Amount (as defined below) minus (iv) the aggregate amount of cash on hand at the Target and its subsidiaries on the Closing Date; provided that, on the Closing Date, immediately after giving effect to the Acquisition, the Sponsor shall directly or indirectly, by contract or otherwise, control at least a majority of the outstanding voting equity interests of Holdings.

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(c)    Prior to, or substantially contemporaneously with, the initial fundings of the Facilities, (i) the principal, accrued and unpaid interest, fees, premium, if any, and other amounts (other than (x) obligations not then due and payable or that by their terms survive the termination thereof and (y) certain existing letters of credit, bank guarantees, bankers’ acceptances and similar documents and instruments outstanding under the Existing Credit Facility (as defined below) that on the Closing Date will be grandfathered into, or backstopped by, the Revolving Facility or cash collateralized in a manner satisfactory to the issuing banks thereof) under that certain Revolving Credit Agreement, dated as of May 24, 2021, among the Target, the borrowing subsidiaries of the Target party thereto from time to time, the lenders party thereto and Bank of America, N.A. as administrative agent (as amended, supplemented or otherwise modified from time to time prior to the date of the Original Commitment Letter, the “Existing Credit Facility”) will be repaid in full and all commitments to extend credit thereunder will be terminated and any security interests and guarantees in connection therewith shall be terminated and/or released (or arrangements for such repayment, termination and release shall have been made) and (ii)(A) the 4.50% Senior Notes due 2024 (the “Existing 4.50% Notes”) issued under that certain Indenture dated as of October 14, 2014 (as amended, supplemented or otherwise modified from time to time prior to the date of the Original Commitment Letter, the “4.50% Indenture”) among the Target, as issuer, the guarantors party thereto and U.S. Bank National Association, as trustee (in such capacity, the “4.50% Notes Trustee”), (B) the 4.875% Senior Notes due 2027 (the “Existing 4.875% Notes”) issued under that certain Indenture dated as of May 15, 2017 (as amended, supplemented or otherwise modified from time to time prior to the date of the Original Commitment Letter, the “4.875% Indenture”) among the Target, as issuer, the guarantors party thereto and U.S. Bank National Association, as trustee (in such capacity, the “4.875% Notes Trustee”) and (C) the 5.25% Senior Notes due 2029 (the “Existing 5.25% Notes” and, together with the Existing 4.50% Notes and the Existing 4.875%, collectively, the “Existing Notes”) issued under that certain Indenture dated as of May 15, 2019 (as amended, supplemented or otherwise modified from time to time prior to the date of the Original Commitment Letter, the “5.25% Indenture” and, collectively, the 4.50% Indenture and the 4.875% Indenture, collectively, the “Existing Indentures”) among the Target, as issuer, the guarantors party thereto and U.S. Bank National Association, as trustee (in such capacity, the “5.25% Notes Trustee” and, together with the 4.50% Notes Trustee and the 4.875% Notes Trustee, each, a “Trustee”), will in each case of (A), (B) and (C) either, at the Lead Borrower’s election, (x) be redeemed within 60 days after the Closing Date (with an irrevocable notice of redemption being delivered (and deposit of cash in an amount sufficient to redeem the Existing Notes in full being made) on or prior to the Closing Date), (y) be irrevocably defeased or satisfied and discharged on or prior to the Closing Date in accordance with the terms of the Existing Indentures or (z) be redeemed, repurchased and/or tendered subject to a change of control offer, tender offer, consent solicitation or other liability management transaction (including any such consent solicitation and/or liability management transaction that removes the lien covenant requiring such Existing Notes to be secured “equally and ratably” on the Closing Date in connection with the Transactions), the redemption, repurchase and/or tender in respect of which is commenced prior to the Closing Date and closes on the Closing Date (any Existing Notes that are not so redeemed, repurchased and/or tendered on the Closing Date (but excluding those referred to in clauses (x) and (y)), the “Rollover Notes”; the aggregate principal amount of Rollover Notes (if any) that remain outstanding on the Closing Date is referred to herein as the “Rollover Notes Amount”; any such Rollover Notes that are subject to a consent solicitation and/or other liability management transaction that successfully removes the requirement for such Rollover Notes to be secured “equally and ratably” with the First Lien Facilities are referred to herein as the “Unsecured Rollover Notes” and the aggregate principal amount thereof, the “Unsecured Rollover Notes Amount”; and any Rollover Notes other than any Unsecured Rollover Notes are referred to herein as the “Secured Rollover Notes” and the aggregate principal amount thereof, the “Secured Rollover Notes Amount”); provided that any Secured Rollover Notes will be secured equally and ratably with (and shall have the same collateral and guarantees as) the First Lien Facilities to the extent required by the applicable Existing Indenture governing such Secured Rollover Notes (the transactions contemplated by the foregoing clauses (i) and (ii), together, the “Refinancing”). For the avoidance of doubt, letters of credit, bank guarantees, bankers’ acceptances and similar documents and instruments outstanding on the Closing Date no longer available to the Target or its subsidiaries may be backstopped or replaced by letters of credit, bank guarantees, bankers’ acceptances and similar documents and instruments issued under the Revolving Facility on the Closing Date or may be cash collateralized.

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(d)    All fees, premiums, expenses and other transaction costs incurred in connection with the Transactions (the “Transaction Costs”) will be paid.

(e)    Merger Sub will obtain the First Lien Term Facility and Revolving Facility as described in the First Lien Facilities Term Sheet (or, at the sole option of Merger Sub, (x) Permitted Equity in lieu of all or any portion of the First Lien Facilities or (y) first lien pari passu notes in lieu of all or any portion of the First Lien Term Facility).

(f)     The Borrower (as defined in the Second Lien Term Sheet) will obtain the Second Lien Term Facility as described in the Second Lien Term Sheet (or, at the sole option of Merger Sub, (x) Permitted Equity in lieu of all or any portion of the Second Lien Term Facility or (y) a replacement second lien term facility on terms not materially adverse to the Borrower (or its subsidiaries) (taken as a whole) than the Second Lien Term Facility as of the date hereof (provided that any such replacement second lien term facility (i) shall have a final maturity date not earlier than eight years after the Closing Date, (ii) shall not benefit from guarantees by any persons that are not “Loan Parties” with respect to the First Lien Facilities, (iii) shall not have a principal amount in excess of $865 million and (iv) shall be secured on a junior basis to the First Lien Facilities) in lieu of all of the Second Lien Term Facility).

The transactions described above are collectively referred to herein as the “Transactions”. For purposes of the Commitment Letter and the Fee and Closing Payment Letters, “Closing Date” shall mean the date of the initial funding of the Facilities.

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CONDITIONS EXHIBIT

PROJECT CENTRAL

Conditions

The availability and funding of each Facility on the Closing Date shall be subject solely to the satisfaction (or waiver by the Initial Lenders in respect of such Facility) of each of the following conditions applicable to such Facility (subject in all cases to the Limited Conditionality Provision). Capitalized terms used but not defined in this Conditions Exhibit shall have the meanings set forth in the other Exhibits and Annexes (including the Definitions Annex) to the Commitment Letter to which this Conditions Exhibit is attached (the “Commitment Letter”), in the Commitment Letter or, where applicable under paragraph 5 and paragraph 6 below, the Acquisition Agreement. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Conditions Exhibit shall be determined by reference to the context in which it is used.

1.                The Acquisition shall have been, or substantially concurrently with the initial fundings of the Facilities shall be, consummated in all material respects in accordance with the terms of the Acquisition Agreement, after giving effect to any modifications, amendments, consents or waivers thereto, other than those modifications, amendments, consents or waivers by you (or your affiliates) that are materially adverse to the interests of the Lenders in their capacities as such, unless consented to in writing by the Initial Lenders for the applicable Facility (such consent not to be unreasonably withheld, delayed or conditioned; provided that such Initial Lenders shall be deemed to have consented to such modification, amendment, consent or waiver (whether proposed or executed) unless they object thereto in writing within two business days of receipt of written notice of such modification, amendment, consent or waiver); it being understood and agreed that (a) any substantive change to the definition of Company Material Adverse Effect (as defined in the Acquisition Agreement) shall be deemed materially adverse, (b) any reduction in the purchase price of less than 20% or in accordance with the Acquisition Agreement (as in effect on the date of the Original Commitment Letter) (including pursuant to any purchase price and/or working capital (or similar) adjustment provision set forth in the Acquisition Agreement (as in effect on the date of the Original Commitment Letter)) shall be deemed not to be materially adverse (provided that the Equity Contribution is not reduced to less than the Minimum Equity Percentage), (c) any other reduction in the purchase price shall be deemed not to be materially adverse so long as such decrease is allocated first to reduce the Equity Contribution to the Minimum Equity Percentage, with any excess allocated to reduce the Equity Contribution, the First Lien Term Facility and the Second Lien Term Facility on a pro rata, dollar-for-dollar basis (provided that the Equity Contribution is not reduced to less than the Minimum Equity Percentage) and (d) any increase in the purchase price shall be deemed not to be materially adverse so long as such increase is funded by cash of the Target, an increase in the Equity Contribution or amounts available to be drawn under the Revolving Facility on the Closing Date or such increase is pursuant to any working capital and/or purchase price (or similar) adjustment provision set forth in the Acquisition Agreement (as in effect on the date of the Original Commitment Letter).

2.               With respect to the Facilities Documentation, (i) the execution and delivery by Holdings (if a party thereto), the Lead Borrower and, immediately after giving effect to the Acquisition, the other Guarantors of the applicable Facilities Documentation for such Facility to which such person is a party, which shall, in each case, be in all material respects in accordance with the terms of the Commitment Letter and the applicable Term Sheet, (ii) subject in all respects to the Limited Conditionality Provision and the Collateral and Guarantee Principles, the execution and delivery by Holdings (if a party thereto), the Lead Borrower and, immediately after giving effect to the Acquisition, the other Guarantors of all documents and instruments reasonably required to create and perfect the applicable Administrative Agent’s security interest in the Collateral in respect of such Facility and which shall, if applicable, be in proper form for filing and (iii) delivery to the applicable Administrative Agent of a customary borrowing notice and customary legal opinions, customary officer’s closing certificates, organizational documents, customary evidence of authorization and good standing certificates in the jurisdiction of organization (if applicable), in each case with respect to each Loan Party (to the extent applicable) and a solvency certificate substantially in the form of Annex I hereto from the chief financial officer (or other officer with reasonably equivalent duties) of Holdings (or, at the option of Holdings, a third party opinion as to the solvency of Holdings and its subsidiaries on a consolidated basis issued by a nationally recognized firm); provided, that (I) the scope and substance of the foregoing shall be consistent with the Limited Conditionality Provision and (II) none of the foregoing shall be required to include any representation or statement as to (x) the absence (or existence) of any default or event of default as of the Closing Date or (y) the accuracy of the Specified Acquisition Agreement Representations or the absence (or existence) of any “Company Material Adverse Effect” (as defined in the Acquisition Agreement).

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3.               Prior to, or substantially concurrently with, the initial fundings of the Facilities, the Refinancing shall be consummated and the Equity Contribution shall have been made substantially in the manner and in at least the amount set forth in the Transaction Summary (subject to adjustment pursuant to paragraph 1 above) to the extent not otherwise applied to the Transactions.

4.               The Specified Acquisition Agreement Representations shall be true and correct in all material respects as of the Closing Date solely to the extent required by the Limited Conditionality Provision and the Specified Representations shall be true and correct in all material respects as of the Closing Date (except in the case of any Specified Representation which expressly relates to a given date or period, such representation and warranty shall be true and correct in all material respects as of the respective date or for the respective period, as the case may be).

5.                Since the date of the Acquisition Agreement there shall not have been any Effect that has had, or would reasonably be expected to have, a Company Material Adverse Effect that is continuing at the scheduled Expiration Time and that results in a failure of a condition precedent to your (or your affiliates’) obligations to consummate the Acquisition pursuant to the terms of the Acquisition Agreement.

6.                The First Lien Lead Arrangers and the Initial GS Principal Investors shall have received, to the extent Holdings has received the same under the Acquisition Agreement, (a)(x) the audited consolidated balance sheets of the Target and its consolidated subsidiaries as of June 30, 2021 and 2020, and the related consolidated statements of operations, comprehensive income, stockholders’ (deficit) equity, and cash flows, for each of the three years in the period ended June 30, 2021 and (y) if the Closing Date occurs after September 30, 2022, the audited consolidated balance sheet of the Target and its consolidated subsidiaries as of June 30, 2022, and the related consolidated statements of operations, comprehensive income, stockholders’ (deficit) equity, and cash flows, for the fiscal year period then ending (in each case of this clause (a), together with the notes and schedules thereto) and (b)(x) the unaudited consolidated balance sheets of the Target and its consolidated subsidiaries as of December 31, 2021, and the related consolidated statements of operations, comprehensive income, stockholders’ (deficit) equity, and cash flows, for the fiscal quarter period then ended and for the portion of the fiscal year to date and (y) if the Closing Date occurs after May 10, 2022, the unaudited consolidated balance sheets of the Target and its consolidated subsidiaries as of March 31, 2022, and the related consolidated statements of operations, comprehensive income, stockholders’ (deficit) equity, and cash flows, for the fiscal quarter period then ending and for the portion of the fiscal year to date. The First Lien Lead Arrangers and the Initial GS Principal Investors hereby acknowledge receipt of the financial statements referred to in clause (a)(x) above and the financial statements referred in clause (b)(x) and further acknowledge that the conditions set forth in clauses (a)(x) and (b)(x) of this paragraph 6 are satisfied as of the Acceptance Date. It is understood and agreed that the condition set forth in this paragraph 6, (x) shall be satisfied by the filing of any of the foregoing financial statements on form 10-K and/or form 10-Q filed with the Securities and Exchange Commission within the specified time periods and (y) shall be deemed to have been delivered on the earliest date on which (i) the Target posts such documents, or provides a link thereto, on the Target’s website on the Internet; (ii) such documents are posted on the Target’s behalf on IntraLinks/IntraAgency or another website to which the Commitment Parties have access; or (iii) such financial statements and/or other documents are posted on the SEC’s website on the internet at www.sec.gov.

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7.              The First Lien Lead Arrangers and the Initial GS Principal Investors shall have received, to the extent Holdings has received the corresponding information described in paragraph 6 above under the Acquisition Agreement, an unaudited pro forma consolidated balance sheet and related unaudited pro forma statement of income of the Lead Borrower as of the last day of the most recently completed four-fiscal quarter period for which historical financial statements are provided pursuant to paragraph 6 above (if any), prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statement of income), which need not be prepared in compliance with Regulation S-X of the Securities Act of 1933, as amended, or include adjustments for purchase accounting (including adjustments of the type contemplated by Financial Accounting Standards Board Accounting Standards Codification 805: Business Combinations (formerly SFAS 141R), tax adjustments, deferred taxes or similar pro forma adjustments) (it being understood that any purchase accounting adjustments may be preliminary in nature and be based only on estimates and allocations determined by the Lead Borrower).

8.                Each Administrative Agent shall have received, at least two Business Days (as defined in the Acquisition Agreement) prior to the Closing Date, all documentation and other information about any Loan Party required by applicable regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, and if the Lead Borrower qualifies as a “legal entity customer” under the “Beneficial Ownership Regulations” (31 CFR §1010.230), a Beneficial Ownership Certification in relation to the Lead Borrower, as is reasonably requested in writing by such Administrative Agent at least eleven Business Days (as defined in the Acquisition Agreement) prior to the Closing Date. “Beneficial Ownership Certification” means a certification regarding individual beneficial ownership solely to the extent required by 31 CFR §1010.230.

9.               All fees and closing payments required to be paid on the Closing Date pursuant to the Fee and Closing Payment Letters and reasonable out-of-pocket expenses required to be paid on the Closing Date pursuant to the Commitment Letter, to the extent, in the case of expenses, a reasonably detailed invoice has been delivered to the Lead Borrower at least three business days prior to the Closing Date (except as otherwise reasonably agreed by the Lead Borrower) shall have been paid (or shall be paid from or offset against the proceeds of the initial fundings under the Facilities).

10.             Without the prior consent of the First Lien Lead Arrangers, the Closing Date shall not have occurred prior to June 1, 2022; provided that in the event the Lead Borrower and First Lien Lead Arrangers shall agree to an earlier Closing Date, the GS Principal Investors shall have received 15 days prior notice thereof.

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ANNEX I TO CONDITIONS EXHIBIT

SOLVENCY CERTIFICATE

[Date]

I, [___________], certify that I am the duly appointed, qualified and acting chief financial officer (or other officer with reasonably equivalent duties) of [__], a [__] (“Holdings”), and, in such capacity and not in my individual capacity (and without personal liability), certify that based upon facts and circumstances as they exist as of the date hereof (and disclaiming any responsibility for changes in such facts and circumstances after the date hereof):

On the date hereof, after giving effect to the Transactions and the related transactions contemplated by the Facilities Documentation, Holdings and its subsidiaries, when taken as a whole on a consolidated basis, (a) have property with fair value greater than the total amount of their debts and liabilities, contingent, subordinated or otherwise (it being understood that the amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, can reasonably be expected to become an actual or matured liability), (b) have assets with present fair salable value not less than the amount that will be required to pay their liability on their debts as they become absolute and matured, (c) will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as they become absolute and matured and (d) are not engaged in business or a transaction, and are not about to engage in business or a transaction, for which they have unreasonably small capital.

The undersigned is familiar with the business and financial position of Holdings and its subsidiaries. In reaching the conclusions set forth in this Solvency Certificate, the undersigned has made such investigations and inquiries as the undersigned has deemed appropriate, having taken into account the nature of the particular business anticipated to be conducted by Holdings and its subsidiaries after consummation of the transactions contemplated by the Facilities Documentation.

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